Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Certificate No.: 1

CUSIP No.: 637432 105

ISIN No.: US6374321056

5.500% Subordinated Notes due 2064 (Subordinated

Deferrable Interest Notes) (the “2019 Notes”), $25.00 principal amount each

5.500% SUBORDINATED NOTES DUE 2064

(SUBORDINATED DEFERRABLE INTEREST NOTES)

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association duly organized and existing under the laws of the District of Columbia (herein referred to as the “Company,” which term includes any successor Person under the Indenture), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $250,000,000 on May 15, 2064 and to pay interest thereon as set forth herein. If such day is not a Business Day, payment of principal and interest will be postponed to the next Business Day and no interest will accrue as a result of that postponement.

The 2019 Notes will bear interest at an annual rate of 5.500%, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year (each, an “Interest Payment Date”), beginning on August 15, 2019. Such interest payments will be made to the persons or entities in whose names the 2019 Notes are registered at the close of business on February 1, May 1, August 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date. The amount of interest payable for any interest period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no additional interest will accrue as a result of that postponement.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or (iii) a day on which the corporate trust office of the Trustee is closed for business. Reference is hereby made to the further provisions of this security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:
J. Andrew Don
Senior Vice President and
Chief Financial Officer

(Seal)

Attest:

By:
Assistant Secretary-Treasurer

Trustee’s Certificate of

Authentication

This is one of the securities

of the series designated herein,

described in the within-

mentioned Indenture

Dated:

By:	U.S. BANK NATIONAL ASSOCIATION,
Trustee

By:
Authorized Officer

REVERSE OF NOTE

This security is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of October 15, 1996, as amended (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 5.500% Subordinated Notes due 2064 (Subordinated Deferrable Interest Notes) (the “2019 Notes”) which series is unlimited in aggregate principal amount. The principal amount of the 2019 Notes, designated on the face hereof as $250,000,000, may be increased from time to time pursuant to Section 301 of the Indenture. All 2019 Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuance of additional 2019 Notes. Any such additional 2019 Notes will have the same terms and conditions and the same CUSIP number as set forth herein (except for the issue price, issue date and, if applicable, the initial interest accrual date). No 2019 Notes shall be authenticated and delivered in excess of the principal amount so increased except in accordance with the Indenture. No additional 2019 Notes shall be authenticated and delivered unless such additional 2019 Notes would be fungible with all 2019 Notes for United States federal income tax purposes.

At any time on or after May 15, 2024, the Company may redeem the 2019 Notes, at its option, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2019 Notes being redeemed plus accrued and unpaid interest on the 2019 Notes being redeemed to, but excluding, the date of redemption.

At any time before May 15, 2024, the Company may redeem the 2019 Notes, at its option, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2019 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes being redeemed (exclusive of interest accrued to the redemption date) from the redemption date to May 15, 2024 (assuming, solely for the purposes of this calculation, that the principal amount of the 2019 Notes to be redeemed matured on May 15, 2024), discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest on the 2019 Notes being redeemed to, but excluding, such redemption date.

At any time before May 15, 2024, the Company may redeem the 2019 Notes, in whole but not in part, at its option, at any time within 90 days following the occurrence and continuation of a Tax Event at a redemption price equal to 100% of the principal amount of the 2019 Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. The Company’s right to redeem the 2019 Notes due to a Tax Event is subject to the condition that, if the Company has the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (a “ministerial action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on the Company or the Holders of the 2019 Notes and will involve no material cost, the Company will pursue such measures in lieu of redemption. The Company cannot redeem the 2019 Notes while it is pursuing any such ministerial action.

At any time before May 15, 2024, the Company may redeem the 2019 Notes, in whole but not in part, at its option, at any time within 90 days following the conclusion of any review or appeal process instituted by the Company at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the 2019 Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered Holder of the 2019 Notes to be redeemed.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of the like tenor of the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the 2019 Notes shall occur and be continuing, the principal of the 2019 Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Solely for purposes of the 2019 Notes, Section 801 of the Indenture shall be deleted and replaced by the following:

SECTION 801. EVENTS OF DEFAULT.

“Event of Default”, wherever used herein with respect to the 2019 Notes, means any one of the following events:

(a) failure to pay interest, if any, on any 2019 Note within 60 days after the same becomes due and payable (whether or not payment is prohibited by the provisions of Article Fifteen of the Indenture); provided, however, that a valid extension of the interest payment period by the Company as contemplated in Section 312 of the Indenture shall not constitute a failure to pay interest for this purpose; or

(b) failure to pay the principal of or premium, if any, on any 2019 Note at its Maturity (whether or not payment is prohibited by the provisions of Article Fifteen of the Indenture); or

(c) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(d) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

So long as there is no Event of Default with respect to the 2019 Notes that is continuing, the Company shall have the right at any time and from time to time during the term of the 2019 Notes to extend the interest payment period for a period not exceeding forty (40) consecutive quarterly periods (an “Extension Period”), except that the Company may not extend the interest payment period beyond the maturity date of the 2019 Notes, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the 2019 Notes. During an Extension Period, interest shall continue to accrue on the 2019 Notes at the interest rate on this Note and accrued interest on the 2019 Notes will bear additional interest at the interest rate on this Note, compounded on each Interest Payment Date, subject to applicable law. At the end of an Extension Period, unless further extended by the Company in accordance with the requirements set forth herein, the Company must pay all interest then accrued and unpaid (together with interest thereon at the interest rate on the Notes to the extent permitted by applicable law). During any Extension Period, the Company may not declare or pay any dividend or interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its members’ subordinated certificates. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, so long as the Extension Period, together with all such previous and further extensions thereof, would not exceed forty (40) quarterly periods or extend beyond the maturity date of the 2019 Notes. No Extension Period (including as extended) may end on a day other than the last day of an interest payment period. Upon the termination of any such Extension Period and the payment of all amounts then due (including interest on unpaid interest), the Company may select a new Extension Period, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable.

The Company shall give the Holder of this Note and the Trustee notice of its election of such Extension Period at least ten Business Days prior to the earlier of (i) the next Interest Payment Date and (ii) the date the Company is required to give notice to any applicable self-regulatory organization or to Holders of the 2019 Notes of such next succeeding record or payment date for such interest payment.

The Notes of this series are issuable only in registered form without coupons in minimum denominations of $25.00 and integral multiples in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The following terms shall have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the 2019 Notes being redeemed (assuming, for this purpose, that the 2019 Notes matured on May 15, 2024) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2019 Notes.

“Comparable Treasury Price” means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Rating Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities and Exchange Act of 1934, as amended, (sometimes referred to herein as a “rating agency”) that currently publishes a rating for the Company in assigning equity credit to securities such as the 2019 Notes, as such methodology is in effect on April 29, 2019 (the “current criteria”) which change results in (i) any shortening of the length of time for which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed or (ii) a lower equity credit being assigned by such rating agency to the 2019 Notes as of the date of such change than the equity credit that would have been assigned to the 2019 Notes as of the date of such change by such rating agency pursuant to its current criteria.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and RBC Capital Markets, LLC, or their respective affiliates or successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in the United States, the

Company will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding the redemption date for the 2019 Notes being redeemed.

“Tax Event” means that the Company has received an opinion of nationally recognized independent tax counsel experienced in such matters at any time after the occurrence of any of the events set forth below to the effect that:

(i)	there is more than an insubstantial risk that the Company would lose its status as a 501(c)(4) tax-exempt entity pursuant to the Internal Revenue Code of 1986, as amended, as a result of:

(a)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(b)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(c)	any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the 2019 Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after April 29, 2019; and

(ii)	there is more than an insubstantial risk that interest payable on the 2019 Notes is not or within 90 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by the Company for United States federal income tax purposes as a result of:

(a)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(b)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(c)	any official administrative interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date the 2019 Notes are issued;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after April 29, 2019.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Each Holder of the 2019 Notes will, by accepting the 2019 Notes or a beneficial interest therein, be deemed to have agreed that the Holder intends that the 2019 Notes constitute indebtedness and will treat the 2019 Notes as indebtedness for all United States federal, state and local tax purposes.